Exhibit 15.1

CHINA NATURAL RESOURCES, INC.

APPOINTS ZOU YU AS VICE PRESIDENT

HONG KONG, October 22, 2020 – CHINA NATURAL RESOURCES, INC. (NASDAQ: CHNR) (the “Company”) announced today that Zou Yu has been appointed as a Vice President of the Company, such appointment effective as of October 22, 2020.

From March 2015 to September 2020, Mr. Zou served as the general manager of the investment management center of Feishang Enterprise Group Company Limited, where he was responsible for mergers and acquisitions in the healthcare sector involving projects aggregating approximately 800 million Chinese Yuan. From May 2011 to May 2014, he served as assistant to the chairman and the head of the business development department of Shanghai American-Sino Medical Group, where he was in charge of the investment in and operation of premier private hospitals. Mr. Zou has also worked with several private equity funds. Mr. Zou has more than 10 years of experience working and investing in the healthcare sector, and has participated in projects involving acquisitions, mergers and divestments with an aggregate value exceeding three billion Chinese Yuan. Mr. Zou graduated from Sun Yat-Sen University in June 2007, with a Master of Business Administration degree. He also holds a Bachelor’s degree in Economics from the Tianjin University of Commerce.

“We are delighted to welcome Zou Yu to our team. Mr. Zou’s extensive experience working in the healthcare sector of the PRC will provide us with a seasoned guide and steady hand as we explore exciting new opportunities for the Company, as well as deep insight into and knowledge of the market,” said Mr. Wong Wah On Edward, the Company's Chairman.

About China Natural Resources:

China Natural Resources, Inc., a British Virgin Islands corporation, through its operating subsidiaries in the PRC, is currently engaged in (a) the acquisition and exploitation of mining rights in Inner Mongolia, including preliminary exploration for lead, silver and other nonferrous metal, and (b) copper trading in the PRC, and is actively exploring business opportunities in the healthcare and other non-natural resources sectors.

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the U.S. federal securities laws. These statements include, without limitation, statements regarding the intent, belief and current expectations of the Company, its directors or its officers with respect to: the potential presented by the healthcare sector in the PRC; the impact on the Company’s financial position of an investment in the healthcare sector of the PRC; and its ability to locate and execute on strategic opportunities. Forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and actual results may differ materially from those in the forward-looking statement as a result of various factors. Among the risks and uncertainties that could cause the Company’s actual results to differ from its forward-looking statements are: the potential lack of appetite for the Company’s current holdings as consideration for a transaction in the healthcare sector; possible downturns in the healthcare sector in the PRC or other sectors that the Company may invest in; the results of the next assessment by the Staff of the Nasdaq Listing Qualifications department of the Company’s compliance with the Nasdaq Listing Rules; uncertainties related to governmental, economic and political circumstances in the PRC; uncertainties related to metal price volatility; uncertainties related to the Company’s ability to fund operations; uncertainties related to possible future increases in operating expenses, including costs of labor and materials; uncertainties related to the impact of the COVID-19 pandemic; uncertainties related to the political situation between the PRC and the United States, and potential negative impacts on companies with operations in the PRC that are listed on exchanges in the United States; and other risks detailed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. When, in any forward-looking statement, the Company, or its management, expresses an expectation or belief as to future results, that expectation or belief is expressed in good faith and is believed to have a reasonable basis, but there can be no assurance that the stated expectation or belief will result or be achieved or accomplished. Except as required by law, the Company undertakes no obligation to update any forward-looking statements.